Exhibit 99.1

Steven Udvar-Házy to Retire from Air Lease Corporation

Will Transition from Executive Chairman to Chairman of the Board of Directors, Effective May 2, 2025

LOS ANGELES, March 13, 2025 — Air Lease Corporation (NYSE: AL) (“ALC” or the “Company”) today announced that Executive Chairman Steven Udvar-Házy will retire on May 2, 2025, following the Company’s 2025 Annual Meeting of Stockholders. Mr. Udvar-Házy will continue to serve on the Company’s Board of Directors as non-executive Chairman until the Company’s 2026 annual meeting of stockholders.

Mr. Udvar-Házy founded Air Lease Corporation in 2010 and served as Chairman and Chief Executive Officer until 2016, at which time he became Executive Chairman. During Mr. Udvar-Házy’s tenure at ALC, he has helped oversee the Company’s tremendous growth, foster deep, long-term relationships with customers and built a valuable portfolio with over $32 billion in total assets. These actions have created a track record of delivering results and stockholder value, with over $750 million in capital returned to stockholders since the Company became publicly traded in 2011.

With his career in aviation spanning 60 years, Mr. Udvar-Házy played a critical role in the inception of the aircraft leasing industry. After starting an airline consulting business early in his career, Mr. Udvar-Házy created an aircraft leasing company where he began brokering aircraft. In 1973, Mr. Udvar-Házy proceeded to co-found and lead International Lease Finance Corp. (“ILFC”), which was sold to AIG for $1.3 billion. Mr. Udvar-Házy led ILFC until his retirement in 2010. ILFC helped transform the aviation landscape with the commercialization of operating leases, enabling airlines significantly greater flexibility in business operations.

“The aviation industry has been my passion since a young age, and it has been incredible to see how far we have come. I am very proud of the success we have achieved since founding ALC over 15 years ago and the role we have played in supporting airline customers around the world,” said Mr. Udvar-Házy. “John and the dedicated leadership team will continue to build on our strong foundation and support our airline and OEM partners. I am very confident in the long-term strength of the business, and ALC is well positioned to capture the meaningful opportunities ahead to deliver for our customers and create value for stockholders.”

“I have had the absolute pleasure of working closely with Steve in the airline industry for nearly 40 years, during which time he has served as an amazing mentor, business partner and friend as we operated and scaled two industry-leading aircraft leasing companies,” said John Plueger, Chief Executive Officer and President. “Steve’s invaluable knowledge and customer-centric ethos is deeply embedded within our company – and his devotion to all things aviation, along with his inherent drive to deliver operational excellence permeates our culture. Our team is committed to delivering value for stockholders, including building on our young existing $28 billion fleet, $17 billion orderbook of new technology and fuel-efficient aircraft positions, as well as our valued customers and partners across the industry.”

“On behalf of the entire Board, I want to thank Steve for his commitment and service to the Company, our customers and the industry,” said Robert Milton, Lead Independent Director of the Board. “As a visionary in the industry, Steve’s unrelenting dedication, deep understanding of customer needs, and entrepreneurial spirit will leave a lasting mark on ALC and aviation at large. We have full faith and confidence in John and the management team propelling ALC into its next chapter.”

About Air Lease Corporation (NYSE: AL)

Air Lease Corporation is a leading global aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. ALC and its team of dedicated and experienced professionals are principally engaged in purchasing new commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. The company routinely posts information that may be important to investors in the “Investors” section of its website at www.airleasecorp.com. Investors and potential investors are encouraged to consult Air Lease Corporation’s website regularly for important information. The information contained on, or that may be accessed through, ALC’s website is not incorporated by reference into, and is not a part of, this press release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s future leadership, Mr. Udvar-Hazy’s future service on the Company’s Board, and the Company’s performance, prospects, success and strategy. Such statements, other than statements of historical fact, are based on current expectations and projections about the Company’s future results, prospects and opportunities and are not guarantees of future performance. Such statements will not be updated unless required by law. Actual results and performance may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors, including but not limited to, those risks detailed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and other SEC filings, including future SEC filings.

Investor Relations:	Media:

Jason Arnold	Ashley Arnold
Vice President, Investor Relations	Senior Manager, Media and Investor Relations
Email: investors@airleasecorp.com	Email: press@airleasecorp.com